Exhibit 99.1

B&G Foods Reports Financial Results for Second Quarter 2016

— Delivers Strong Growth in Sales and Earnings —

— Increases Full Year Guidance —

Parsippany, N.J., July 28, 2016—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2016.

Highlights (vs. year-ago quarter where applicable):

•Net sales increased 58.2% to $306.4 million

•Net income increased 61.4% to $30.3 million

•Adjusted net income* increased 89.7% to $36.1 million

•Diluted earnings per share increased 45.5% to $0.48

•Adjusted diluted earnings per share* increased 67.6% to $0.57

•Adjusted EBITDA* increased 79.3% to $85.0 million

•Guidance for full year fiscal 2016:

-Net sales guidance reaffirmed at a range of $1.39 billion to $1.42 billion

-Adjusted EBITDA guidance increased to a range of $317.0 million to $327.0 million

-Adjusted diluted earnings per share guidance increased to a range of $2.11 to $2.21

“The Green Giant business continues to exceed our profitability expectations, and as a result we have increased our full year guidance for adjusted EBITDA and adjusted diluted earnings per share.  We expect to successfully complete the transition of the Green Giant business into our sales and distribution infrastructure by the end of the third quarter.  During the transition services period we have reinforced our already very strong and dedicated workforce with a large collection of very talented and motivated individuals who we believe will not only help us “awaken the Green Giant” and bring the brand back to prominence through innovation, operational excellence and consumer awareness, but will also restore our base business to a growth trajectory in 2017,” said Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

*Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Financial Results for the Second Quarter of 2016

Net sales increased $112.8 million, or 58.2%, to $306.4 million for the second quarter of 2016 from $193.6 million for the second quarter of 2015. Net sales of Green Giant, acquired on November 2, 2015, and net sales of Mama Mary’s, acquired on July 10, 2015, contributed $107.2 million and $8.9 million, respectively, to the Company’s net sales for the quarter.

Base business net sales for the second quarter of 2016 decreased $2.5 million, or 1.3%, to $190.1 million from $192.6 million for the second quarter of 2015. The $2.5 million decrease was attributable to a decrease in unit volume of $1.6 million, or 0.8%, a decrease in net pricing of $0.7 million, or 0.3%, and the negative impact of currency fluctuations on foreign sales of approximately $0.2 million, or 0.1%.

Gross profit increased $47.7 million, or 76.9%, to $109.7 million for the second quarter of 2016 from $62.0 million for the second quarter of 2015.  Gross profit expressed as a percentage of net sales increased to 35.8% in the second quarter of 2016 from 32.0% in the second quarter of 2015, an increase of 3.8 percentage points.  The increase in gross profit percentage was primarily driven by the acquisition of Green Giant, which benefited from lower than anticipated trade expense and input costs, particularly from the Green Giant manufacturing facility in Irapuato, Mexico, as well as greater than anticipated synergies with the Company’s base business.  Gross profit percentage was positively impacted by decreased costs for commodities, packaging and distribution for the base business and improved product mix, which was partially offset by the unfavorable impact the decrease in base business sales volume had on cost absorption, a net reduction in base business pricing, and the impact of the write-off of Rickland Orchards inventory in connection with the Company’s decision to discontinue the brand.  Gross profit percentage, excluding the results of Green Giant, decreased 0.7 percentage points.

Selling, general and administrative expenses increased $14.7 million, or 76.5%, to $33.9 million for the second quarter of 2016 from $19.2 million for the second quarter of 2015.  The increase was primarily due to the Green Giant acquisition, which resulted in $13.9 million of incremental expenses for the second quarter. The overall $14.7 million increase was attributable to increases in consumer marketing of $5.5 million, selling expenses of $3.2 million (which includes a $2.4 million increase in brokerage expenses and a $0.8 million increase in salesperson compensation), general and administrative expenses of $2.6 million (primarily related to compensation), acquisition-related expenses of $1.7 million, and warehousing expenses of $1.7 million (which includes $0.5 million of distribution restructuring expenses).  Expressed as a percentage of net sales, selling, general and administrative expenses increased 1.1 percentage points to 11.0% for the second quarter of 2016 from 9.9% for the second quarter of 2015.

Net interest expense increased $7.3 million, or 66.6%, to $18.4 million for the second quarter of 2016 from $11.1 million in the second quarter of 2015.  The increase was primarily attributable to additional borrowings used to fund the Green Giant acquisition.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $30.3 million, or $0.48 per diluted share, for the second quarter of 2016, as compared to reported net income of $18.7 million, or $0.33 per diluted share, for the second quarter of 2015.  The Company’s adjusted net income for the second quarter of 2016, which excludes an intangible asset impairment-related adjustment to deferred taxes resulting from the Company’s decision to discontinue the Rickland Orchards brand, the after-tax impact of the non-cash impairment charge and related loss on disposal of inventory, acquisition-related expenses and distribution restructuring expenses, was $36.1 million, or $0.57 per adjusted diluted share.  The Company’s adjusted net income for the second quarter of 2015, which excludes the after tax impact of the loss on product recall and acquisition-related expenses, was $19.0 million, or $0.34 per adjusted diluted share.

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For the second quarter of 2016, adjusted EBITDA (which excludes the impact of acquisition-related expenses, the non-cash intangible asset impairment charge and related loss on disposal of inventory, loss on product recall and distribution restructuring expenses), increased 79.3% to $85.0 million from $47.4 million for the second quarter of 2015.

Financial Results for the First Two Quarters of 2016

Net sales increased $248.6 million, or 60.5%, to $659.4 million for the first two quarters of 2016 from $410.8 million for the first two quarters of 2015. Net sales of Green Giant, acquired on November 2, 2015, and net sales of Mama Mary’s, acquired on July 10, 2015, contributed $237.4 million and $19.4 million, respectively, to the overall increase.

Base business net sales for the first two quarters of 2016 decreased $6.6 million, or 1.6%, to $402.1 million from $408.7 million for the first two quarters of 2015. The $6.6 million decrease was attributable to a decrease in unit volume of $5.4 million, or 1.3%, the negative impact of currency fluctuations on foreign sales of approximately $0.7 million, or 0.2%, and a decrease in net pricing of $0.5 million, or 0.1%.

Gross profit increased $96.2 million, or 74.4%, to $225.6 million for the first two quarters of 2016 from $129.4 million for the first two quarters of 2015.  Gross profit expressed as a percentage of net sales increased to 34.2% in the first two quarters of 2016 from 31.5% in the first two quarters of 2015, an increase of 2.7 percentage points.  The increase in gross profit percentage was primarily driven by the acquisition of Green Giant, which benefited from lower than anticipated trade expense and input costs, particularly from the Green Giant manufacturing facility in Irapuato, Mexico, as well as greater than anticipated synergies with the Company’s base business.  Gross profit percentage was positively impacted by decreased costs for commodities, packaging and distribution for the base business and improved product mix, which was partially offset by the unfavorable impact the decrease in base business sales volume had on cost absorption, a net reduction in base business pricing, and the impact of the write-off of Rickland Orchards inventory in connection with the Company’s decision to discontinue the brand.  Gross profit percentage, excluding the results of Green Giant, decreased 0.1 percentage points.

Selling, general and administrative expenses increased $31.5 million, or 74.9%, to $73.5 million for the first two quarters of 2016 from $42.0 million for the first two quarters of 2015.  The increase was primarily due to the Green Giant acquisition, which resulted in $29.6 million of incremental expenses for the first two quarters of 2016. The overall $31.5 million increase was attributable to increases in consumer marketing of $14.7 million, selling expenses of $5.7 million (which includes a $5.0 million increase in brokerage expenses and a $0.7 million increase in salesperson compensation), general and administrative expenses of $4.0 million (primarily related to compensation), acquisition-related expenses of $3.9 million, and warehousing expenses of $3.2 million (which includes $0.9 million of distribution restructuring expenses).  Expressed as a percentage of net sales, selling, general and administrative expenses increased 1.0 percentage point to 11.2% for the first two quarters of 2016 from 10.2% for the first two quarters of 2015.

Net interest expense increased $15.0 million, or 66.2%, to $37.6 million for the first two quarters of 2016 from $22.6 million in the first two quarters of 2015.  The increase was primarily attributable to additional borrowings used to fund the Green Giant acquisition.

The Company’s reported net income under GAAP was $63.4 million, or $1.04 per diluted share, for the first two quarters of 2016, as compared to reported net income of $38.3 million, or $0.69 per diluted share, for the first two quarters of 2015.  The Company’s adjusted net income for the first two quarters of 2016, which excludes an intangible asset impairment-related adjustment to deferred taxes resulting from

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the Company’s decision to discontinue the Rickland Orchards brand, the after-tax impact of the non-cash impairment charge and the related loss on disposal of inventory, loss on extinguishment of debt, the amortization of acquisition-related inventory step-up, other acquisition-related expenses and distribution restructuring expenses, was $74.7 million, or $1.22 per adjusted diluted share.  The Company’s adjusted net income for the first two quarters of 2015, which excludes the after tax impact of the loss on product recall and acquisition-related expenses, was $39.6 million, or $0.72 per adjusted diluted share.

For the first two quarters of 2016, adjusted EBITDA (which excludes the impact of acquisition-related expenses, the amortization of acquisition-related inventory step-up, the non-cash intangible asset impairment charge and related loss on disposal of inventory, loss on product recall and distribution restructuring expenses), increased 79.3% to $174.5 million from $97.3 million for the first two quarters of 2015.

Guidance

B&G Foods reaffirmed full year 2016 guidance for net sales to a range of $1.39 billion to $1.42 billion and increased full year 2016 guidance for adjusted EBITDA to a range of $317.0 million to $327.0 million and adjusted diluted earnings per share to a range of $2.11 to $2.21.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition-related expenses, gains and losses; intangible asset impairment charges and related asset write-offs; loss on product recalls; restructuring expenses; and other charges reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.  For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m.  ET today, July 28, 2016.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 219-1420 for U.S. callers or (913) 312-1446 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 3150649.  The replay will be available from July 28, 2016 through August 11, 2016.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt), and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); intangible asset impairment charges and related asset write-offs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses) are “non-GAAP financial measures.”  A

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non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” and “base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the second quarter and first two quarters of 2016 and 2015, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA and adjusted diluted earnings per share; B&G Foods’ overall expectations for fiscal 2016; and B&G Foods’ expectations regarding Green Giant, including, without limitation, B&G Foods’ expectations as to transition timing, profitability, innovation, and Green Giant and base business growth.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,”

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“expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.    B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	July 2, 2016	January 2, 2016

Assets
Current assets:
Cash and cash equivalents	$107,568	$5,246
Trade accounts receivable, net	71,243	69,712
Inventories	262,742	312,880
Prepaid expenses and other current assets	25,633	67,517
Income tax receivable	14,370	2,514
Deferred income taxes	5,209	5,292
Total current assets	486,765	463,161

Property, plant and equipment, net of accumulated depreciation of $157,790 and $146,337	163,743	163,642
Goodwill	472,545	473,145
Other intangibles, net	1,430,165	1,442,340
Other assets	3,240	1,332
Total assets	$2,556,458	$2,543,620

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$38,562	$49,593
Accrued expenses	30,179	31,233
Current portion of long-term debt	1,140	33,750
Income tax payable	2,933	—
Dividends payable	26,316	20,292
Total current liabilities	99,130	134,868

Long-term debt	1,545,999	1,697,771
Other liabilities	3,077	3,212
Deferred income taxes	285,795	250,084
Total liabilities	1,934,001	2,085,935

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 62,656,314 and 57,976,744 shares issued and outstanding as of July 2, 2016 and January 2, 2016	627	580
Additional paid-in capital	263,978	162,568
Accumulated other comprehensive loss	(12,828)	(12,696)
Retained earnings	370,680	307,233
Total stockholders’ equity	622,457	457,685
Total liabilities and stockholders’ equity	$2,556,458	$2,543,620

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Net sales	$306,376	$193,645	$659,354	$410,767
Cost of goods sold	196,661	131,637	433,724	281,362
Gross profit	109,715	62,008	225,630	129,405

Operating expenses:
Selling, general and administrative expenses	33,886	19,197	73,524	42,045
Amortization expense	3,362	2,673	6,770	5,346
Impairment of intangible assets	5,405	—	5,405	—
Operating income	67,062	40,138	139,931	82,014

Other income and expenses:
Interest expense, net	18,426	11,062	37,561	22,601
Loss on extinguishment of debt	—	—	2,836	—
Other income	(371)	—	(2,300)	—
Income before income tax expense	49,007	29,076	101,834	59,413
Income tax expense	18,756	10,328	38,387	21,098
Net income	$30,251	$18,748	$63,447	$38,315

Weighted average shares outstanding:
Basic	62,646	56,627	60,823	55,193
Diluted	62,872	56,683	60,988	55,241

Basic and diluted earnings per share	$0.48	$0.33	$1.04	$0.69

Cash dividends declared per share	$0.42	$0.34	$0.84	$0.68

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B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Net income	$30,251	$18,748	$63,447	$38,315
Income tax expense	18,756	10,328	38,387	21,098
Interest expense, net	18,426	11,062	37,561	22,601
Depreciation and amortization	9,154	6,832	18,158	13,376
Loss on extinguishment of debt	—	—	2,836	—
EBITDA(1)	76,587	46,970	160,389	95,390
Acquisition-related expenses	1,699	23	3,931	62
Amortization of acquisition-related inventory step-up	—	—	3,074	—
Impairment of intangible assets	5,405	—	5,405	—
Loss on disposal of inventory	791	—	791	—
Loss on product recall	—	401	—	1,868
Distribution restructuring expenses	474	—	948	—
Adjusted EBITDA(1)	84,956	47,394	174,538	97,320
Income tax expense	(18,756)	(10,328)	(38,387)	(21,098)
Interest expense, net	(18,426)	(11,062)	(37,561)	(22,601)
Acquisition-related expenses	(1,699)	(23)	(3,931)	(62)
Loss on product recall	—	(401)	—	(1,868)
Distribution restructuring expenses	(474)	—	(948)	—
Deferred income taxes	25,813	4,614	35,667	9,233
Amortization of deferred financing costs and bond discount	1,314	877	2,782	1,756
Amortization of acquisition-related inventory step-up	—	—	(3,074)	—
Share-based compensation expense	2,018	1,334	3,116	2,517
Excess tax benefits from share-based compensation	—	—	(343)	(518)
Changes in assets and liabilities, net of effects of business combinations	2,078	(13,524)	68,814	(7,117)
Net cash provided by operating activities	$76,824	$18,881	$200,673	$57,562

(1)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); intangible asset impairment charges and related asset write-offs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs; loss on product recalls and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs.  We also

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present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics.  However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability  because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses, income taxes, intangible asset impairment charges and related asset write-offs, loss on product recalls and distribution restructuring expenses.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Reported net income	$30,251	$18,748	$63,447	$38,315
Non-recurring adjustment to deferred taxes(1)	564	—	564	—
Loss on extinguishment of debt, net of tax(2)	—	—	1,784	—
Acquisition-related expenses, net of tax	1,069	15	2,473	40
Distribution restructuring expenses, net of tax(3)	298	—	596	—
Acquisition-related inventory step-up, net of tax(4)	—	—	1,934	—
Impairment of intangible assets, net of tax(5)	3,400	—	3,400	—
Loss on disposal of inventory, net of tax(5)	498	—	498	—
Loss on product recall, net of tax(6)	—	259	—	1,205
Adjusted net income	$36,080	$19,022	$74,696	$39,560
Adjusted diluted earnings per share	$0.57	$0.34	$1.22	$0.72

(1)

Non-recurring adjustment to deferred taxes for the second quarter and first two quarters of 2016 relates to a true-up of deferred taxes resulting from our decision during the second quarter of 2016 to discontinue the Rickland Orchards brand and the related impairment of intangible assets.

(2)

Loss on extinguishment of debt for the first two quarters 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amounts of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

(3)

Distribution restructuring expenses for the second quarter and first two quarters of 2016 includes expenses relating to our transitioning of the operations of our three primary shelf-stable distribution centers and a new

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fourth primary shelf stable distribution center in the United States to a third party logistics provider.  We expect this transition and the incurrence of related distribution restructuring expenses to be completed during the third quarter of 2016.

(4)	Acquisition-related inventory step-up for the first two quarters of 2016 relates to the purchase accounting adjustments made to the finished goods inventory acquired in the Green Giant acquisition.

(5)

During the second quarter of 2016, we discontinued the Rickland Orchards brand because there was not sufficient demand to warrant continued production.  Accordingly, we wrote off the related intangible assets and recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of $4.5 million and $0.9 million, respectively, which are recorded in “Impairment of intangible assets” in our consolidated statement of operations for the second quarter of 2016.  We also recorded a charge to cost of goods sold of approximately $0.8 million in connection with the write-off of raw material and finished goods inventory used for the Rickland Orchards brand.

(6)

On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.  A significant majority of the costs of this recall were incurred in the fourth quarter of 2014.  The cost impact of this recall during the second quarter of 2015 was $0.4 million, which was recorded as a decrease in net sales related to customer refunds. The cost impact of this recall during the first two quarters of 2015 was $1.9 million, of which $1.2 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales to Reported Net Sales

(In thousands)

(Unaudited)

	Second Quarter Ended		First Two Quarters Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Reported net sales	$306,376	$193,645	$659,354	$410,767
Net sales from acquisitions(1)	(116,115)	—	(256,755)	—
Net sales of Rickland Orchards(2)	(158)	(1,047)	(528)	(2,115)
Base business net sales (3)	$190,103	$192,598	$402,071	$408,652

(1)

Reflects net sales for Green Giant and Mama Mary’s for the second quarter and first two quarters of 2016 for which there is no comparable period of net sales during the same period in 2015.  Green Giant was acquired on November 2, 2015, and Mama Mary’s was acquired on July 10, 2015.

(2)	Reflects all net sales for Rickland Orchards for each period presented. Rickland Orchards was discontinued during the second quarter of 2016.

(3)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  We define base business net sales as our net sales excluding (1) the impact of acquisitions until the net sales from such acquisitions are included in both comparable periods and (2) net sales of discontinued brands.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued brands, the entire amount of net sales is excluded from each fiscal period being compared. Management has included this financial measure because it provides useful and comparable trend information regarding the results of our business without the effect of the timing of acquisitions and the effect of discontinued brands.

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